Exhibit 99.1

Reynolds Consumer Products Welcomes Ann E. Ziegler to Board of Directors

LAKE FOREST, IL, September 23, 2020 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (Nasdaq: REYN) (the “Company” or “RCP”) announced today that Ann E. Ziegler has been appointed to the Company’s Board of Directors.

“We are enormously pleased to welcome Ann to our board,” said Richard Noll, Chairman of the Board of Directors for Reynolds Consumer Products. “With Ann’s deep experience helping companies manage the transition from private to public, she will be a great asset to strengthen board leadership and independence as well as provide guidance for the strategic direction of the company.”

Ms. Ziegler’s prior executive leadership experience includes nearly a decade as Senior Vice President and Chief Financial Officer of CDW Corporation where she helped the company conduct a successful IPO midway through her tenure.  Prior to that she spent fifteen years at Sara Lee Corporation, where she led corporate strategy and M&A, as well as held several senior financial positions. Early in her career she worked at the law firm of Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler earned her JD from the University of Chicago Law School and a Bachelor of Arts in Economics with honors from the College of William and Mary.

Ms. Ziegler is a current board member of US Foods Holding Corp. (USFD), Wolters Kluwer (WKL), Hanesbrands Inc. (HBI), and Revolution Foods. She also serves on the board of the Smart Museum. She formerly served on the boards of Groupon Inc. (GRPN), Kemper Corporation (KMPR), and Delta Galil Industries (DELT).

“Ann is an accomplished and well-respected leader,” said Lance Mitchell, President and Chief Executive Officer, Reynolds Consumer Products. “Ann’s counsel and experience as both an executive and board member with many successful and innovative companies will be a true asset to our team as we work to deliver value for our shareholders and all stakeholders.”

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

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Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

847-482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

203-682-8276